UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

                Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

                       OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

May 31, 2007

Commission file number: 033-74194-01

REMINGTON ARMS COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	51-0350935
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

870 Remington Drive

P.O. Box 700

Madison, North Carolina 27025-0700

(Address of principal executive offices)

(Zip Code)

(336) 548-8700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Form 8-K has 8 pages

ITEM 1.01 Entry into a Material Definitive Agreement.

On May 31, 2007 (the “Closing Date”), RACI Holding, Inc. (“Holding”), the sole stockholder of Remington Arms Company, Inc. (“Remington”), was sold to American Heritage Arms, LLC, an affiliate of Cerberus Capital Management, L.P. (“CCM, and, along with CCM’s affiliates other than operating portfolio companies, collectively “Cerberus”) ("Buyer"), pursuant to that certain stock purchase agreement dated as of April 4, 2007 and filed as an exhibit to Remington’s Form 8-K filed on April 10, 2007, as amended on April 12, 2007 (the “Stock Purchase Agreement”), between Holding, its stockholders and deferred stockholders (including the ownership interests represented by Bruckmann, Rosser, Sherrill & Co. II, L.P. (the “BRS Fund”) and the Clayton & Dubilier Private Equity Fund IV Limited Partnership (the “CDR Fund”)), as well as the Holding stock option holders (the “Acquisition”). In connection with the Acquisition, Remington entered into and/or became subject to the following amendments:

Amendments to Indenture

On May 17, 2007, Remington, as issuer, RA Brands, L.L.C., as guarantor, and U.S. Bank National Association, as trustee, entered into a supplemental indenture (the “Supplemental Indenture”) that became effective on the Closing Date and amended the existing indenture, dated as of January 24, 2003, by and among the same parties (the “Indenture”) relating to the $200 million principal amount of Remington’s 10 1/2% Senior Notes due 2011 (the “Notes”). The Supplemental Indenture gives effect to the amendments described in the Consent Solicitation Statement, dated May 1, 2007, as supplemented by the Supplement, dated May 16, 2007, pursuant to which Remington conducted its consent solicitation with respect to the Notes to amend certain provisions of the Indenture. The Supplemental Indenture was filed as an exhibit to Remington’s Form 8-K filed on May 21, 2007.

The Supplemental Indenture amended the Indenture in the following ways:

(i)            The term “Permitted Holder,” for the purpose of determining whether a “Change of Control” has occurred under the Indenture, now includes Cerberus-related persons rather than persons related to former equity owners of Holding, and as a result, the Acquisition (and certain other transactions, so long as any Permitted Holder retains voting control (subject to certain exceptions) of Remington and the specified composition of the board of directors of Remington is maintained, each as described in the definition of Change of Control in the Indenture, as amended by the Supplemental Indenture) does not constitute a Change of Control under the Indenture and the holders of the Notes have no put right as a result of the Acquisition (or such other transactions);

(ii)           Cerberus replaced the former “Sponsors” under the Indenture and Remington is permitted to make certain payments to Cerberus and its affiliates that it was permitted to make to the former Sponsors and their affiliates under the Indenture, with the exception of the annual management fee permitted pursuant to certain existing consulting agreements with the former Sponsors;

(iii)          The carve-outs relating to Permitted Holders in sub-section (ii) of the definition of the term “Change of Control” were deleted; and

(iv)          The term “Transaction” and related references, including a related restricted payment exception, was eliminated from the Indenture.

Waivers/Amendments to Amended and Restated Credit Agreement

On the Closing Date, Remington entered into the First Amendment to Amended and Restated Credit Agreement by and among Remington, Wachovia Bank, National Association (“Wachovia”), and the lenders from time to time parties thereto (the “Amendment”), which amended that certain Amended and Restated Credit Agreement dated March 15, 2006 (the “Credit Agreement”), by and among the same parties and RA Factors, Inc., which was merged with and into Remington as of December 31, 2006 and is thus not a separate and distinct party to the Amendment. The Amendment memorializes the consent of Wachovia and the lenders to the Acquisition (and waiver of any event of default in connection with the Acquisition) and modifies certain terms and conditions of the Credit Agreement. Capitalized terms used and not defined herein have the meanings set forth in the Credit Agreement and the Amendment.

Pursuant to the Amendment, the parties thereto have:

(1)         Amended the definition of Applicable Margin so that the interest margin applicable to loans under the Credit Agreement, as amended, is based on Average Excess Availability, which is defined in the Amendment as the amount obtained by adding the aggregate Excess Availability at the end of each day during the period in question and dividing such sum by the number of days in such period;

(2)	Amended the definition of Minimum Availability Condition to $20 million;

(3)         Amended the definition of Change of Control so that it relates to Buyer rather than the CDR Fund and BRS Fund;

(4)         Increased the maximum amount of Settlement Loans that may be obtained from Wachovia under the Credit Agreement, as amended, from $5 million to $10 million;

(5)         Amended the types of permitted transactions between Remington and Affiliates to include certain transactions between Remington and Buyer and Buyer’s Affiliates;

(6)         Amended the types of Restricted Payments that may be made by Remington so that Remington could, among other things, make a Distribution to Holding to pay certain expenses in connection with the Acquisition and repay the total outstanding amount of principal and interest of Senior Note A due 2011 and Senior Note B due 2012 issued by Holding and held by the CDR Fund (the “Holding Notes”); and

(7)         Eliminated the minimum consolidated EBITDA requirement during the Availability Test Period.

ITEM 5.01 Changes in Control of Registrant

On the Closing Date of the Acquisition, pursuant to the terms of the Stock Purchase Agreement, Buyer acquired all of the capital stock of Holding, consisting of 205,208 shares of issued and outstanding Class A common stock, par value $0.01 per share (the “Common Stock”) and 5,851 deferred shares of Common Stock (which were converted into shares of Common Stock on the Closing Date) at a cash price of approximately $59.8 million, which is based on a value of $330.47 per share less related selling expenses. In addition, among other things, on the Closing Date outstanding options to purchase 10,635 shares of Holding Common Stock (the “Stock Options”), which constitutes all of the outstanding Stock Options, immediately vested subject to the applicable change in control provisions in Holding’s 1999 Stock Incentive Plan and 2003 Stock Option Plan. Holding made option cancellation payments in the aggregate of approximately $1.1 million on the Closing Date, which represents the purchase price of $330.47 per share less the strike price of $220.31 with respect to each Stock Option less related expenses. Buyer provided Holding with funds sufficient to make these option cancellation payments. On the Closing Date, Buyer also provided Holding with approximately $48.2 million to pay and satisfy in full as of the Closing Date the full outstanding amount of the Holding Notes.

Prior to the Acquisition, the BRS Fund and CDR Fund controlled through proxy or otherwise approximately 90% of the voting rights of the outstanding Common Stock of Holding on a fully-diluted basis. Holding, in turn, owned and controlled 100% of the 1,000 shares of authorized, issued and outstanding common stock, par value $0.01 per share, of Remington. Accordingly, prior to the Acquisition the BRS Fund and the CDR Fund exercised significant influence and control over Remington and its business and operations. Following the Acquisition, Buyer now controls 100% of the capital stock of each of Holding and Remington. The approximate value of the Acquisition was $393.0 million, which includes the assumption of all of Remington’s approximately $71.0 million of funded indebtedness related to the Credit Agreement, the $200 million principal amount of Notes and approximately $2.9 of certain other indebtedness at the Closing Date, before Acquisition fees and expenses. The payment for the Common Stock and converted deferred shares of Common Stock, the Stock Option cancellation payment and repayment of the Holding Notes was funded by Buyer’s available cash. In addition, Buyer obtained all necessary waivers, amendments and consents so that Remington’s Credit Agreement and the indebtedness evidenced by the Notes remained outstanding and not in default.

Upon completion of the Acquisition, all of the members of the Board of Directors of Remington (the “Board”) who were members of the Board immediately prior to the Closing Date resigned on the Closing Date except for Bobby R. Brown and Thomas L. Millner. In addition, subsequent to the Acquisition, seven additional directors were elected to the Board: Grant Gregory, George Kollitides, II, Kurt B. Larsen, Walter McLallen, Paul Miller, Scott Parker and Madhu Satyanarayana.

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Certain Board Members

On the Closing Date and pursuant to the terms of the Stock Purchase Agreement, 10 of the 12 members of the Remington Board resigned. The 10 directors who resigned are B. Charles Ames, Michael G. Babiarz, Richard A. Gilleland, Richard E. Heckert, Leon J. Hendrix, Jr., Hubbard C. Howe, Thomas E. Ireland, Thomas F. L’Esperance, H. Norman Schwarzkopf, and Stephen C. Sherrill. Bobby R. Brown and Thomas L. Millner are continuing as members of the Remington Board.

(c)	Appointment of Certain New Officers

As of the Closing Date, Paul L. Cahan was appointed President, Ammunition and Clay Target Operations of Remington and entered into an employment agreement with Remington, which superceded and replaced in its entirety his prior employment agreement with Remington. Mr. Cahan is 66 years old. Prior to his appointment as President, Ammunition and Clay Target Operations of Remington, he served as Senior Vice President - Engineering and Manufacturing of Remington since prior to 2002. Mr. Cahan's employment with Remington is on an at-will basis and, subject to the terms of his employment agreement, he holds the title of President, Ammunition and Clay Target Operations and has an annual base salary of $296,500. Mr. Cahan is eligible to participate in Remington's 2006 Long Term Incentive Plan and may receive an annual bonus targeted at 90% of his annual base salary under Remington's annual incentive compensation plan. The Special Supplemental Retirement Plan for Paul Cahan between Remington and Mr. Cahan remains in full force and effect. In addition, Mr. Cahan will be entitled to 12 months of severance pay, pro-rated incentive payments and other benefits if Remington terminates his employment without cause or if Mr. Cahan terminates his employment for good reason. Remington may elect to make certain severance payments to Mr. Cahan in order to enforce non-competition and non-solicitation provisions in the employment agreement if his employment is terminated without cause or good reason.

On June 5, 2007, John DeSantis and E. Scott Blackwell were appointed new executive officers of Remington and entered into employment agreements with Remington.

Mr. DeSantis is 57 years old. Prior to his employment with Remington, he served as CEO of Bushmaster Firearms International, LLC from April 2006 to June 2007 and as President and CEO of Bushmaster from May 2002 to April 2006. Mr. DeSantis currently serves on Bushmaster's Board of Directors. Mr. DeSantis' employment with Remington is on an at-will basis and, subject to the terms of his employment agreement, he holds the title of President, Firearms Operations and has an annual base salary of $450,000. Mr. DeSantis is eligible to participate in Remington’s 2006 Long Term Incentive Plan and may receive an annual bonus targeted at 100% of his annual base salary under Remington’s incentive annual compensation plan. In addition, Mr. DeSantis will be entitled to 24 months of severance pay, pro-rated incentive payments and certain other benefits if Remington terminates his employment without cause or if he terminates his employment for good reason. Remington may elect to make certain severance payments to Mr. DeSantis in order to enforce non-competition and non-solicitation provisions in the employment agreement if his employment is terminated without cause or good reason.

Mr. Blackwell is 45 years old. Prior to his employment with Remington, he served as President and Chief Sales and Marketing Officer of Bushmaster Firearms International, LLC from September 2006 to June 2007. Prior to his employment at Bushmaster, Mr. Blackwell served as Division Manager and Executive Vice President of Law Enforcement of Beretta USA Corp. from May 2002 to August 2006. Mr. Blackwell's employment with Remington is on an at-will basis and, subject to the terms of his employment agreement, he holds the title of President, Sales and Marketing and has an annual base salary of $335,000. Mr. Blackwell is eligible to participate in Remington's 2006 Long Term Incentive Plan and may receive an annual bonus targeted at 100% of his annual base salary under Remington's annual incentive compensation plan. In addition, Mr. Blackwell will be entitled to 12 months of severance pay, pro-rated incentive payments and certain other benefits if Remington terminates his employment without cause or if he terminates his employment for good reason. Remington may elect to make certain severance payments to

Mr. Blackwell in order to enforce non-competition and non-solicitation provisions in the employment agreement if his employment is terminated without cause or good reason.

(d) Election of New Directors

Subsequent to the Closing Date, Grant Gregory, George Kollitides, II, Kurt B. Larsen, Walter McLallen, Paul Miller, Scott Parker and Madhu Satyanarayana were elected to serve on the Board. Each of Messrs. Gregory, Kollitides, Larsen, Miller, Parker and Satyanarayana are affiliated with Buyer due to their employment by Cerberus (an affiliate of Buyer) and, as such, are “related persons” of Remington as that term is defined by Item 404 of Regulation S-K. Mr. McLallen, who was and continues to be employed by an advisor to Buyer during the Acquisition, is also a “related person” as that term is defined by Item 404 of Regulation S-K due to the fact that his employer received a success fee in excess of $120,000 in connection with the closing of the Acquisition.

Grant Gregory has been employed by Cerberus since 2005. He has served successfully in a number of roles as chairman of the board, senior corporate executive, merchant banker, director of numerous corporations and led special investigations on behalf of shareholders. Mr. Gregory has broad corporate governance and leadership experience. As a director, he has served as the chairman of audit, governance and nominating, and compensation committees for a number of New York Stock Exchange member companies. He has also served as chairman of special independent directors committees for NYSE member companies. Mr. Gregory currently serves as a director on a number of corporate boards, including AMBAC Inc., AMBAC Indemnity, Inc., MCI, DoubleClick, Inc., and has served on the boards of True North Communications, Inc. and Renaissance Hotel Group prior to its merger with Marriott Hotels, as well as various other private and public companies. Mr. Gregory retired as Chairman of the Board of Touche Ross & Co., where he served as a director and as Chairman of the Board. Mr. Gregory is also a founder of Gregory & Hoenemeyer, Inc., a merchant banking and LBO firm headquartered in Greenwich, Connecticut. Mr. Gregory earned his B.A. at the University of Nebraska, from where he also received an Honorary Doctorate of Humane Letters. He has completed advanced management studies at New York University, at Harvard University's Graduate School of Business and attended the Air Force War College.

George Kollitides, II, joined Cerberus in 2004, and is presently a Managing Director.  Previously, Mr. Kollitides was President and Managing Director of TenX Capital Management.  Prior to co-founding TenX, Mr. Kollitides worked for Catterton Partners and for General Electric Company’s Equity, Corporate Finance, and Corporate Restructuring Groups.  Mr. Kollitides is a 1991 graduate of Lafayette College and received his M.B.A. in Finance and Management of Organizations from Columbia Business School in 1998. Mr. Kollitides was appointed by the Board to serve as a member of the Compensation Committee.

Kurt B. Larsen joined Cerberus in 2003, and is presently a Managing Director.  Prior to joining Cerberus, Mr. Larsen served as the Managing Partner of Black Diamond Capital Partners, a private equity firm that he founded.  Prior to founding Black Diamond Capital Partners in 1997, Mr. Larsen was a Principal at Aurora Capital Group where he worked from 1992 to 1997.  Prior to his experience at Aurora Capital Group, Mr. Larsen worked as an Associate at both WSGP Partners, a private equity firm founded by William E. Simon, and Drexel Burnham Lambert Inc. in Beverly Hills, California. Mr. Larsen was appointed by the Board to serve as a member of the Compensation Committee.

Walter McLallen founded Meritage Capital Advisors in January 2004 and has been a principal of Meritage Capital Advisors since January 2004. Prior to January 2004, Mr. McLallen was a Managing Director at CIBC World Markets from 1995 to 2003. Prior to his experience at CIBC World Markets, Mr. McLallen worked at the Argosy Group and Drexel Burnham Lambert Inc. in New York. He currently serves as a director of Bushmaster Firearms. Mr. McLallen received his B.A. from the University of Illinois Urbana-Champaign in 1988.

Paul Miller joined Cerberus in 2003. Prior to joining Cerberus, Mr. Miller was the COO of Velocita Wireless, a Cerberus portfolio company, which was previously a unit of Cingular Wireless. Prior to Velocita, Mr. Miller was the COO of SkyOnline, a competitive telecommunications company operating in Latin America, providing satellite, wireless and wireline data services in eight countries. Before SkyOnline, Mr. Miller was an executive at Lockheed Martin, leading a satellite joint venture with

Intersputnik. Mr. Miller worked at General Electric Company in various management assignments in business development, systems engineering and large program management, serving defense, civil, and commercial markets. Mr. Miller received a B.S. in Electrical Engineering from Penn State University in 1980. Mr. Miller was appointed by the Board to serve as Chairman of the Board. In addition, Mr. Miller was appointed by the Board to serve as a member of the Compensation Committee.

Scott Parker joined Cerberus in 2006. Prior to joining Cerberus, Mr. Parker spent 17 years in various financial leadership roles within the industrial and financial services businesses at General Electric Company, most recently as the Chief Financial Officer for GE Capital Solutions, a global lending and leasing company. Prior to his position at GE Capital Solutions, Mr. Parker was Chief Financial Officer for GE’s Corporate Lending business, which provided structured credit facilities to middle market and large corporations. He joined GE in its Financial Management Program at Aircraft Engines, after which he spent six years on the GE Corporate Audit Staff. After working in audit staff, he held positions in several GE businesses including Reinsurance (ERC), Fleet Leasing, and GE Capital Corporate Headquarters. Mr. Parker received his B.S. in Marketing and Business Management from Cornell University.

Madhu Satyanarayana joined Cerberus in 2005. Prior to joining Cerberus, Mr. Satyanarayana was an investment banker at UBS Investment Bank in its Restructuring Group, where he focused on advising corporate clients, foreign governments and investors in distressed and special situations, as well as raising capital for acquisitions, refinancings and restructurings. Mr. Satyanarayana received his B.A. in Economics, cum laude, from Harvard University in 2003.

(e) Payment of Cash Bonus

As previously announced in Remington’s Form 8-K filed on May 1, 2007, the stockholders of Holding approved the payment of a cash bonus in an aggregate amount of $3.8 million to certain of Remington’s named executive officers (the “Cash Bonus”) on April 25, 2007, pending the successful closing of the Acquisition. The Cash Bonus was paid on the Closing Date to each of the following named executive officers:

Name	Title	Bonus Amount

Thomas L. Millner	Chief Executive Officer	$1,933,333

Stephen P. Jackson, Jr.	Chief Financial Officer	$966,667

Paul L. Cahan	President, Ammunition and Clay Target Operations	$450,000

Mark A. Little	Chief Administrative Officer, Executive Vice President	$450,000

New Employment Agreements for Certain Named Executive Officers

As of the Closing Date, Remington entered into new employment agreements with the following existing named executive officers: Thomas L. Millner, Stephen P. Jackson, Jr., Paul L. Cahan and Mark A. Little. All such new employment agreements supercede and replace in their entirety all employment agreements or severance agreements, as the case may be, previously in effect between such named executive officers and Remington.

Mr. Millner’s employment with Remington is on an at-will basis and, subject to the terms of his employment agreement, he holds the title of Chief Executive Officer and has an annual base salary of $630,000. Mr. Millner is eligible to participate in Remington’s 2006 Long Term Incentive Plan and may receive an annual bonus targeted at 100% of his annual base salary under Remington’s annual incentive compensation plan. In addition, Mr. Millner will be entitled to 36 months of severance pay, pro-rated incentive payments and other benefits if Remington terminates his employment without cause or if he terminates his employment for good reason. Remington may elect to make certain severance payments to Mr. Millner in order to enforce non-competition and non-solicitation provisions in the employment agreement if his employment is terminated without cause or good reason.

Mr. Jackson’s employment with Remington is on an at-will basis and, subject to the terms of his employment agreement, he holds the title of Chief Financial Officer and has an annual base salary of $300,000. Mr. Jackson is eligible to participate in Remington’s 2006 Long Term Incentive Plan and may receive an annual bonus targeted at 100% of his annual base salary under Remington’s annual incentive compensation plan. In addition, Mr. Jackson will be entitled to severance pay for a period of 24 months as of the effective date (reduced by one month for each month of service until the severance period equals 12 months), pro-rated incentive payments and other benefits if Remington terminates his employment without cause or if Mr. Jackson terminates his employment for good reason. Remington may elect to make certain severance payments to Mr. Jackson in order to enforce non-competition and non-solicitation provisions in the employment agreement if his employment is terminated without cause or good reason.

Mr. Little’s employment with Remington is on an at-will basis and, subject to the terms of his employment agreement, he holds the title of Chief Administrative Officer and Executive Vice President and has an annual base salary of $269,500. Mr. Little is eligible to participate in Remington’s 2006 Long Term Incentive Plan and may receive an annual bonus targeted at 90% of his annual base salary under Remington’s annual incentive compensation plan. In addition, Mr. Little will be entitled to 24 months of severance pay, pro-rated incentive payments and other benefits if Remington terminates his employment without cause or if Mr. Little terminates his employment for good reason. Remington may elect to make certain severance payments to Mr. Little in order to enforce non-competition and non-solicitation provisions in the employment agreement if his employment is terminated without cause or good reason.

The information contained in Item 5.01(c) of this Current Report on Form 8-K regarding Mr. Cahan's new employment agreement with Remington is incorporated herein in its entirety.

Severance Agreements for Certain Named Executive Officers

As of the Closing Date, Remington entered into a severance agreement with one of its existing named executive officers, Don H. Campbell, Vice President - Sales and Marketing - Firearms.

Subject to the terms of his severance agreement, Mr. Campbell would be entitled to severance pay equal to nine months of his base salary if, prior to the first anniversary of the Closing Date, his employment were terminated by Remington other than for cause or if Mr. Campbell terminates his employment for good reason. Remington may elect to make certain severance payments to Mr. Campbell, notwithstanding the termination of his employment for cause or without good reason, in order to enforce non-disparagement, non-competition and non-solicitation provisions in the severance agreement.

                SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REMINGTON ARMS COMPANY, INC.

/s/ Stephen P. Jackson, Jr.

Stephen P. Jackson, Jr.

Chief Financial Officer

(Principal Financial Officer)

June 6, 2007